Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust) of our reports dated October 24, 2025, relating to the financial statements and financial highlights of Invesco Premier Portfolio and Invesco Premier U.S. Government Money Portfolio which appear in AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust)’s Certified Shareholder Report on Form N-CSR for the year ended August 31, 2025. We also consent to the references to us under the headings “Financial Highlights,” “Other Service Providers - Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

December 17, 2025